ANNUAL CERTIFICATION OF COMPLIANCE
PURSUANT TO THE SALE SERVICING AND ADMINISTRATION AGREEMENT (S)


In accordance with the Agreement(s), I, the undersigned, hereby certify as to each Mortgage Loan being serviced by the below named institution that:

1. I am an "Officer" as defined in the above referenced Agreement, and am empowered and authorized to issue this Annual Certification.

2. To the best of my knowledge and upon reasonable investigation, the servicing of the Mortgage Loans during the year preceding the last Anniversary Date of the Agreement has been conducted in compliance with the Agreement except for such exceptions as I am setting forth below.

Exceptions (if any):

3. A review of activities with respect to performances under the Agreement during the year preceding the last Anniversary Date of the Agreement has been made under my supervision and to the best of my knowledge, based on such review, no default exists as of the above date in the fulfillment of any obligations under the Agreement other than the events of default, if any, which I am listing below with the nature and status thereof.

Events of Default (if any):

This certification covers the period of January 1, 1998 through December 31,
1998

AMERIQUEST MORTGAGE COMPANY
By: Elaine Stangl
Title: Executive Vice President, Loan Servicing


Investor: